Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Equity Incentive Plan, 2020 Incentive Award Plan and 2020 Employee Stock Purchase Plan of Revolution Medicines, Inc. of our report dated June 30, 2017 (except for Notes 7, 8 and 13, as to which the date is September 19, 2019), with respect to the financial statements of Warp Drive Bio, Inc. included in its Form S-1, as amended (No 333-235968), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 18, 2020